Exhibit 10.6

ADDENDUM NO. 7

This Addendum No. 7, dated May 22, 2006, by and between Universal Insurance Holdings, Incorporated (hereinafter the “Company”), and Bradley I. Meier (“Employee”), modifies and amends the existing employment agreement (“Agreement) and any prior Addenda thereto (“Prior Addenda”) between the Company and the Employee, only in respect of the matters set forth herein, and otherwise the Agreement and Prior Addenda remain in full force and effect as if this Addendum No. 7 had not been executed:

In respect of “Article 6.” of the Agreement entitled “Compensation,” the Employee’s Base Compensation shall be increased by $150,000.00, per annum effective May 1, 2006.

IN WITNESS WHEREOF, this Addendum No. 7 has been signed and executed as of the first date written above.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ James M. Lynch Chief Financial Officer

/s/ Bradley I. Meier Bradley I. Meier - Employee